Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

February 2013 Performance Update

The Frontier Fund Supplement Dated February 28, 2013 to Prospectus Dated January 31, 2013.

The Frontier Fund Class 2 New

THE FRONTIER FUND’S GOAL: To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

December performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2 New	February 28, 2013	February 28, 2013	NAV / Unit
	MTD	YTD
Frontier Diversified Series-2	-1.01%	-1.43%	$99.05
Frontier Long/Short Commodity Series-2a	-2.55%	-1.57%	$113.64
Frontier Masters Series-2	-1.76%	-1.14%	$106.38

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of February 28, 2013. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES—2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(261,440.37)
Unrealized trading gain (loss)	(86,520.94)
Less: Commissions	(54,398.03)
Less: Trading Fee paid to Managing Owner	(99,618.84)
Interest income	74,841.56

Total Income	(427,136.62)
EXPENSES
Broker service fees	10,507.03
Incentive fees	40,063.32
Management fees	65,065.41

Total Expenses	115,635.76

Net Income (Loss)	$(542,772.38)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	553,811.69469	$55,415,658.80	$100.06
Current month additions	6,636.99140	644,052.00
Current month redemptions	(9,534.45143)	(950,172.96)
Net income (loss) for current month		(542,772.38)	(1.01)

Net asset value, end of current month	550,914.23000	$54,566,765.46	$99.05

	Monthly rate of return		-1.01%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Managment LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—DIVERSIFIED SERIES—2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES—2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(170,845.23)
Unrealized trading gain (loss)	(68,677.24)
Less: Commissions	(9,904.49)
Less: Trading Fee paid to Managing Owner	(20,135.03)
Interest income	19,560.01

Total Income	(250,001.98)
EXPENSES
Broker service fees	2,123.30
Incentive fees	0.00
Management fees	29,382.67

Total Expenses	31,505.97

Net Income (Loss)	$(281,507.95)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	95,854.72342	$11,178,104.13	$116.62
Current month additions	218.56414	24,900.00
Current month redemptions	(5,571.87969)	(637,083.79)
Net income (loss) for current month		(281,507.95)	(2.98)

Net asset value, end of current month	90,501.41000	$10,284,412.39	$113.64

	Monthly rate of return		-2.55%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Managment LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—LONG/SHORT COMMODITY SERIES—2a

THE FRONTIER FUND MASTERS SERIES—2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$46,139.85
Unrealized trading gain (loss)	(294,940.00)
Less: Commissions	(7,411.62)
Less: Trading Fee paid to Managing Owner	(31,196.84)
Interest income	24,333.39

Total Income	(263,075.22)
EXPENSES
Broker service fees	3,290.13
Incentive fees	26.57
Management fees	33,813.02

Total Expenses	37,129.72

Net Income (Loss)	$(300,204.94)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	158,883.18192	$17,205,348.72	$108.29
Current month additions	596.71683	63,000.00
Current month redemptions	(1,084.37843)	(117,321.47)
Net income (loss) for current month		(300,204.94)	(1.91)

Net asset value, end of current month	158,395.52000	$16,850,822.31	$106.38

	Monthly rate of return		-1.76%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Managment LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—MASTERS SERIES—2

THE FRONTIER FUND FRONTIER DIVERSIFIED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(534,370.48)
Unrealized trading gain (loss)	(178,479.29)
Less: Commissions	(110,287.48)
Less: Trading Fee paid to Managing Owner	(202,122.37)
Interest income	151,850.57

Total Income	(873,409.05)
EXPENSES
Trading fees	0.00
Broker service fees	96,997.41
Incentive fees	80,739.20
Management fees	132,010.63

Total Expenses	309,747.24

Net Income (Loss)	$(1,183,156.29)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	1,166,699.81782	$112,944,202.91	$96.81
Current month additions	10,596.22158	1,010,159.42
Current month redemptions	(29,585.39831)	(2,828,751.83)
Net income (loss) for current month		(1,183,156.29)	(1.02)

Net asset value, end of current month	1,147,710.64000	$109,942,454.21	$95.79

	Monthly rate of return		-1.05%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Managment LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—FRONTIER DIVERSIFIED SERIES

THE FRONTIER FUND FRONTIER LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(830,339.61)
Unrealized trading gain (loss)	(310,342.24)
Less: Commissions	(48,514.26)
Less: Trading Fee paid to Managing Owner	(68,274.39)
Interest income	95,626.66

Total Income	(1,161,843.84)
EXPENSES
Trading fees	0.00
Broker service fees	30,946.89
Incentive fees	0.00
Management fees	193,649.59

Total Expenses	224,596.48

Net Income (Loss)	$(1,386,440.32)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	440,069.67042	$55,217,637.55	$125.47
Current month additions	1,644.68047	180,900.00
Current month redemptions	(25,292.20852)	(3,221,497.51)
Net income (loss) for current month		(1,386,440.32)	(3.50)

Net asset value, end of current month	416,422.14000	$50,790,599.72	$121.97

	Monthly rate of return		-2.79%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Managment LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—FRONTIER LONG/SHORT COMMODITY SERIES

THE FRONTIER FUND FRONTIER MASTERS SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 28, 2013

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$140,350.56
Unrealized trading gain (loss)	(885,894.62)
Less: Commissions	(22,239.79)
Less: Trading Fee paid to Managing Owner	(93,599.93)
Interest income	73,003.80

Total Income	(788,379.98)
EXPENSES
Trading fees	0.00
Broker service fees	55,940.29
Incentive fees	(0.01)
Management fees	101,448.17

Total Expenses	157,388.45

Net Income (Loss)	$(945,768.43)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	499,688.99113	$51,829,355.36	$103.72
Current month additions	6,198.30487	634,123.45
Current month redemptions	(10,836.12668)	(1,111,225.56)
Net income (loss) for current month		(945,768.43)	(1.90)

Net asset value, end of current month	495,051.17000	$50,406,484.82	$101.82

	Monthly rate of return		-1.83%

*	Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Managment LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund—FRONTIER MASTERS SERIES